October 30, 2019

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Randy Hulen	Sara Macioch
Corporate Media Relations	VP, Investor Relations & Treasurer	Manager, Investor Relations
(614) 460-5544	(219) 647-5688	(614) 460-4789
kstammen@nisource.com	rghulen@nisource.com	smacioch@nisource.com

NiSource Reports Third Quarter 2019 Results

•	Initiates 2020 guidance consistent with 5 to 7 percent long-term growth commitment

•	Solid progress on gas system safety enhancements, including SMS implementation

•	Electric generation strategy advances, second wind project joint venture filed

•	NTSB investigation and Merrimack Valley phase two restoration completed

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, a net loss to common shareholders for the three months ended September 30, 2019, of $7.2 million, or $0.02 per share, compared to a net loss to common shareholders of $345.1 million, or $0.95 per share, for the same period of 2018. For the nine months ended September 30, 2019, NiSource's net income available to common shareholders was $481.0 million, or $1.29 per share, compared to a net loss of $45.8 million, or $0.13 per share, for the same period of 2018.
NiSource also reported a net operating earnings loss to common shareholders (non-GAAP) of $1.7 million, or $0.00 per share, for the three months ended September 30, 2019, compared to net operating earnings available to common shareholders (non-GAAP) of $35.3 million, or $0.10 per share, for the same period of 2018. For the nine months ended September 30, 2019, NiSource's net operating earnings available to common shareholders (non-GAAP) were $325.1 million, or $0.87 per share, compared to $321.4 million, or $0.91 per share, for the same period of 2018.
Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures. Schedule 2 of this press release provides total current estimates of costs and expenses related to the September 13, 2018 incident in the Greater Lawrence, Mass., area.
“Our third quarter results have positioned NiSource to deliver on its financial commitments for 2019," said NiSource President and CEO Joe Hamrock. "The NiSource teams continue their relentless focus on our core commitments of safety and customer satisfaction, and our long-term utility modernization programs that drive our financial results. We've also made significant progress on our electric generation strategy in Indiana with the approval of the Rosewater wind project and the filing of a second joint venture wind project, Indiana Crossroads."
2020 Net Operating Earnings per Share, Capital Guidance Initiated
In 2020, NiSource expects to make capital investments of $1.7 to $1.8 billion and to deliver net operating earnings per share (non-GAAP) in the range of $1.36 to $1.40 per share, consistent with the company's expectations to grow its non-GAAP earnings per share and dividend by 5 to 7 percent annually and make capital investments of $1.7 to $2.0 billion each year through 2022.

For 2019, NiSource reaffirms its net operating earnings per share (non-GAAP) guidance range of $1.27 to $1.33 and expects to complete capital investments of $1.7 to $1.8 billion.

NiSource remains committed to maintaining its current investment-grade credit ratings. The company has investment-grade ratings with Fitch Ratings (BBB), Moody's (Baa2) and Standard & Poor's (BBB+). As of September 30, 2019, NiSource had approximately $1.4 billion in net available liquidity, consisting of cash and available capacity under its credit facility and accounts receivable securitization programs.

NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, and other items included in GAAP results.

Continued Progress on Safety Enhancements across Seven-State Footprint

NiSource teams remain focused on safety enhancements across the company's footprint, including accelerated implementation of a Safety Management System (SMS). SMS is a comprehensive approach to managing safety, emphasizing continual assessment and improvement as well as identifying and mitigating potential risks proactively.

As part of the SMS work, enhanced risk management processes have been introduced at each operating company. Our SMS team has completed its first set of asset risk analysis, which will help inform the company's maintenance priorities and investment decisions. The team has also introduced a Corrective Action Program (CAP) which offers a simple way for employees and contractors to report safety concerns and provides a systematic process to review, prioritize, address and track progress to reduce risk. The tool, accessible online and via phone and mobile devices, is available across the gas segment and supporting corporate functions.

"Safety is our foundational commitment and drives all of our actions," Hamrock said. "Through SMS, we're increasing our rigor to identify risks and taking actions intended to keep our employees, contractors, customers and communities safe."

In addition to SMS implementation, safety enhancements to the company's low-pressure gas distribution systems remain a priority. Teams have completed installation of all automatic shut-off devices in Massachusetts and Virginia. Across the NiSource footprint, installation of more than 1,000 of these devices has been completed this year. These automatic shut-off devices, which operate like circuit breakers, provide an additional level of control and protection. When the device senses an operating pressure that is too high or too low, it is designed to immediately shut down natural gas to the system, regardless of the cause.

NiSource has also located and mapped all of its nearly 2,100 low-pressure regulator station control, or sensing, lines. The company used this information to add new details into our electronic mapping system.

On October 1, 2019, NiSource named Chuck Shafer to the newly created position of Chief Safety Officer. Reporting directly to Hamrock, Shafer is accountable for driving the company's long-term, multi-year outlook and roadmap to reduce risk, providing an independent view and source of safety expertise and risk analysis across NiSource. He is leading a centralized safety function to provide structured oversight and expertise in assuring rigorous emphasis on safety.

Columbia Gas of Massachusetts Update: National Transportation Safety Board Investigation and Merrimack Valley Restoration Completed

On October 24, 2019, the National Transportation Safety Board (NTSB) issued the final report of its investigation into the September 2018 Greater Lawrence event. The NTSB in September 2019 closed the last two open urgent safety recommendations related to the event. The NTSB had made four such recommendations to NiSource on November 14, 2018, and has now deemed the company's response to those recommendations as acceptable. Following the release of the final NTSB report, the Massachusetts Department of Public Utilities (DPU) formally opened two public investigations into the Greater Lawrence event, including the cause and the company's emergency preparedness and response.

In mid-August, NiSource completed restoration efforts in the Merrimack Valley following the September 2018 event in Greater Lawrence. This restoration included the replacement of all customer equipment impacted by the event and fulfills the company's commitment to have that work completed by September 15, 2019. The company also repaired outdoor areas affected by the company's fall 2018 construction work, including residential lawns, irrigation systems, walkways, driveways and state roads throughout the impacted communities. A dedicated team remains in place providing support to impacted customers, assisting with claims processing and providing repair support on appliances and heating equipment.

As announced in September, the company has begun service line verifications, which involve inspections of gas service lines abandoned as part of the fall 2018 recovery work. These verifications, as required by the DPU, will confirm (and correct if necessary) that the work on the abandoned service lines was executed consistent with legal requirements and in compliance with Columbia Gas of Massachusetts procedures and protocols. The initial group of verifications of approximately 700 abandoned service lines was completed by the required deadline of October 18, 2019 and the second group of approximately 2,200 is well underway and expected to be complete by November 15, 2019. On October 29, 2019, Columbia Gas of Massachusetts announced a plan to verify the remaining approximately 2,000 abandoned service lines by year end. These verifications are being done on abandoned service lines, which are not connected to an active gas system, and therefore will not disrupt gas service to customers.

Third Quarter 2019 and Recent Business Highlights

Gas Distribution Operations

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Columbia Gas of Maryland's base rate case request remains pending before the Maryland Public Service Commission. Filed in May 2019, the request seeks to support continued replacement of aging pipelines and adoption of pipeline safety upgrades. If approved as filed, the request would increase annual revenues by approximately $3.7 million, including $1.2 million of current infrastructure tracker revenue. A commission order is expected by the end of 2019, with new rates effective in January 2020.

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On August 28, 2019 the Public Utilities Commission of Ohio (PUCO) approved Columbia Gas of Ohio's application for the first annual adjustment to its Capital Expenditure Program (CEP) rider. The CEP rider, which was first approved by the PUCO in 2018, allows the company to recover capital investments and related deferred expenses that are not recovered through its infrastructure modernization tracker. The approved application allows the company to begin recovering approximately $121.7 million of capital invested in 2018. New rates became effective in September 2019.

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Northern Indiana Public Service Company (NIPSCO) continues to execute on its long-term gas infrastructure modernization program. The company's latest tracker update request, covering $12.4 million in incremental capital investments made between July 2018 and April 2019, was approved by the Indiana Utility Regulatory Commission (IURC) on October 16, 2019, with new rates effective in November 2019.

Electric Operations

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NIPSCO on October 1, 2019 announced the opening of its next round of request for proposals (RFP) to consider potential resources to meet the future electric needs of its customers. The RFP is consistent with NIPSCO's 2018 Integrated Resource Plan, which calls for the retirement of nearly 80 percent of its remaining coal-fired generation by 2023, and all coal generation to be retired by 2028, to be replaced by lower-cost, cleaner options. NIPSCO is considering all sources in the RFP process, which closes on November 20, 2019.

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On August 7, 2019, the IURC approved the joint venture and ownership agreement for Rosewater, one of three wind projects that NIPSCO announced in February 2019. The IURC in June approved Power Purchase Agreement applications for the other two projects -- Jordan Creek and Roaming Bison. On October 22, 2019, NIPSCO filed an application with the IURC for approval of a fourth wind project, Indiana Crossroads, a joint venture with EDP Renewables North America LLC, which will have an aggregate nameplate capacity of 302 megawatts. It is expected to be in operation in the fourth quarter of 2021.

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NIPSCO's electric base rate case remains pending before the IURC. A partial settlement agreement filed on April 26, 2019 addresses the revenue requirement, federal tax reform and changes to the company's depreciation schedules related to the early retirements of coal fired generation called for in the IRP. If approved as filed, the settlement would establish a return on equity of 9.9%. The hearing concluded in August, and an IURC order is anticipated in the fourth quarter of 2019, with new rates effective in the first quarter of 2020.

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NIPSCO continues to execute on its seven-year electric infrastructure modernization program, which includes enhancements to its electric transmission and distribution system designed to further improve system safety and reliability. The program, originally approved by the IURC in 2016, represents approximately $1.2 billion of electric infrastructure investments expected to be made through 2022. The company's latest tracker update request, covering $131.1 million in incremental capital investments made from December 2018 through June 2019, remains pending before the IURC. An order is expected in the fourth quarter of 2019, with rates effective in January 2020.

Additional information for the quarter ended September 30, 2019, is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at our third quarter 2019 earnings conference call scheduled for October 30, 2019 at 9:00 a.m. ET.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,100 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index, the Bloomberg Gender Equality Index and has been named by Forbes magazine among America's Best Large Employers since 2016. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. Examples of forward-looking statements in this press release include, but are not limited to, statements and expectations regarding NiSource’s or any of its subsidiaries' plans, strategies, objectives, expected performance, expenditures, including planned, identified, infrastructure or utility investments, recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates, plans, expectations and strategy discussed in this press release include, among other things, NiSource’s debt obligations; any changes in NiSource’s credit rating; NiSource’s ability to execute its growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; NiSource's ability to obtain expected financial or regulatory outcomes; NiSource’s ability to adapt to, and manage costs related to, advances in technology; any changes in our assumptions regarding the financial implications of the Greater Lawrence Incident; potential incidents and other operating risks associated with our business; our ability to obtain sufficient insurance coverage; the outcome of legal and regulatory proceedings, investigations, inquiries, claims and litigation; any damage to NiSource's reputation, including in connection with the Greater Lawrence Incident; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs or an inability to obtain an adequate, reliable and cost-effective fuel supply to meet customer demands; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified work force; the ability of NiSource's subsidiaries to generate cash; tax liabilities associated with the separation of Columbia Pipeline Group, Inc.; NiSource’s ability to manage new initiatives and organizational changes; the performance of third-party suppliers and service providers; the transition to a replacement for the LIBOR benchmark interest rate; and other matters set forth in Item 1A, "Risk Factors" section of NiSource’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in other filings with the Securities and Exchange Commission. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. NiSource expressly disclaims any duty to update, supplement or amend any of its forward-looking statements contained in this press release, whether as a result of new information, subsequent events or otherwise, except as required by applicable law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings available to common shareholders, which is a non-GAAP financial measure as defined by the SEC’s Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Income (Loss) Available to Common Shareholders to Net Operating Earnings (Loss) Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(in millions, except per share amounts)	2019	2018	2019	2018
GAAP Net Income (Loss) Available to Common Shareholders	$(7.2)	$(345.1)	$481.0	$(45.8)
Adjustments to Operating Income:
Operating Revenues:
Weather - compared to normal	(3.6)	(11.4)	(13.0)	(21.9)
Operating Expenses:
Plant retirement costs(1)	—	—	—	3.3
Greater Lawrence Incident(2)	20.5	451.6	(179.4)	451.6
(Gain) Loss on sale of assets and impairments, net	(0.2)	0.7	(0.1)	0.4
Total adjustments to operating income (loss)	16.7	440.9	(192.5)	433.4
Other Income (Deductions):
Greater Lawrence Incident - Charitable contribution(2)	—	10.3	—	10.3
Interest rate swap settlement gain	—	—	—	(21.2)
Loss on early extinguishment of long-term debt	—	33.0	—	45.5
Income Taxes:
Tax effect of above items(3)	(11.2)	(103.8)	36.6	(100.8)
Total adjustments to net income (loss)	5.5	380.4	(155.9)	367.2
Net Operating Earnings (Loss) Available to Common Shareholders (Non-GAAP)	$(1.7)	$35.3	$325.1	$321.4
Basic Average Common Shares Outstanding	374.1	363.9	373.8	352.1
GAAP Basic Earnings (Loss) Per Share	$(0.02)	$(0.95)	$1.29	$(0.13)
Adjustments to basic earnings (loss) per share	0.02	1.05	(0.42)	1.04
Non-GAAP Basic Net Operating Earnings Per Share	$—	$0.10	$0.87	$0.91
(1) Represents costs incurred associated with the retirement of Units 7 and 8 at Bailly Generating Station.
(2) Represents costs incurred for estimated third-party claims and related other expenses as a result of the Greater Lawrence Incident net of insurance recoveries recorded.
(3)Income tax effect is calculated using an adjusted effective tax rate. The adjusted effective tax rate differs from our GAAP effective tax rate due to adjustments for the impact of certain items which management believes are not indicative of our ongoing business performance. Our GAAP results for the three and nine months ended September 30, 2019 include a favorable adjustment to TCJA-related excess deferred income taxes. This activity was adjusted out of our non-GAAP results.

Schedule 2 - Total Current Estimated Amounts of Costs and Expenses Related to the Greater Lawrence Incident

Cost or Expense	Total Current Estimated Amount(1) ($ in millions)
Capital Cost(2)	$255 - $260
Incident Related Expenses
Third Party Claims-Related Expenses(3)(4)	$995 - $1,020
Other Expenses(3)(5)	$430 - $440
Insurance Recoveries(6)	$670
(1)Total estimated amount includes costs or expenses from the incident through September 30, 2019 and estimated expected expenses in future periods in the aggregate. Amounts shown are estimates made by management based on currently available information. See the footnotes below for additional information. Actual results may differ materially from these estimates as more information becomes available.
(2)Since the Greater Lawrence Incident and through September 30, 2019, we have invested approximately $255 million of capital spend for the pipeline replacement. We estimate this replacement work will cost between $255 million and $260 million. We maintain property insurance for gas pipelines and other applicable property in the approximate amount of $300 million. Columbia Gas of Massachusetts has filed a proof of loss with its property insurer for the full cost of the pipeline replacement. The recovery of any capital investment not reimbursed through insurance will be addressed in a future regulatory proceeding. The outcome of such a proceeding is uncertain.
(3)The aggregate amount of third-party liability insurance coverage available for losses arising from the Greater Lawrence Incident is
$800 million. Total expenses related to the incident have exceeded the total amount of insurance coverage available under our policies. While a substantial amount of expenses related to the Greater Lawrence Incident have already been recovered from insurance carriers, a few insurers providing liability insurance to the Company or Columbia Gas of Massachusetts continue to review our claim under the terms and conditions of the respective insurance policies. We are not able to estimate the amount of expenses that will not be covered by insurance, but these amounts are material to our financial statements. Certain types of damages, expenses or claimed costs, such as fines or penalties, may be excluded under the policies.
(4) Amount includes approximately $995 million of expenses recorded since the Greater Lawrence Incident. These costs include, but are not limited to, personal injury and property damage claims, damage to infrastructure and mutual aid payments to other utilities assisting with the restoration effort. The process for estimating costs associated with third-party claims relating to the Greater Lawrence Incident requires management to exercise significant judgment based on a number of assumptions and subjective factors. As more information becomes known, including additional information regarding ongoing investigations, management’s estimates and assumptions regarding the financial impact of the Greater Lawrence Incident may change. The increase in estimated total costs related to third-party claims from those disclosed in our Form 10-K for the year ended December 31, 2018 resulted primarily from receiving additional information regarding legal claims and the required scope of the restoration work inside the affected homes.
It is not possible at this time to reasonably estimate the total amount of any expenses associated with government investigations and fines, penalties or settlements with certain governmental authorities, including the Massachusetts DPU and other regulators, that we may incur in connection with the Greater Lawrence Incident. Therefore, the foregoing amounts do not include estimates of the total amount that we may incur for any such fines, penalties or settlements.
(5) Amount shown includes other incident related expenses of approximately $388 million recorded since the Greater Lawrence Incident. Amount represents certain consulting costs, vendor costs, claims center costs, labor and related expenses incurred in connection with the incident and insurance-related loss surcharges.
(6)An amount of $670 million for insurance recoveries has been recorded and collected as of September 30, 2019. We are currently unable to predict the amount and timing of additional future insurance recoveries in excess of the recoveries recorded as of September 30, 2019.